CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-157417, 333-140238 and 333-104105) on Form S-8 and Registration Statements (No. 333-148779, 333-146691 and 333-138405) on Form S-3 of Senesco Technologies, Inc. and Subsidiary of our report dated September 25, 2009 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Senesco Technologies, Inc. and Subsidiary for the year ended June 30, 2009.  Our report dated September 25, 2009 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ MCGLADREY & PULLEN, LLP
New York, New York

September 25, 2009